Exhibit 99.1

IFF Reports Third Quarter 2013 Local Currency Sales Growth of 4% and Adjusted EPS Growth of 13% to $1.22 per Diluted Share

Local Currency Sales Increase by 4%; Reported Sales Increase by 5%

Adjusted Operating Profit Margins Expand 50 basis points to 19.4%

NEW YORK--(BUSINESS WIRE)--November 5, 2013--International Flavors & Fragrances Inc. (NYSE:IFF), a leading global creator of flavors and fragrances for consumer products, today reported financial results for the third quarter ended September 30, 2013.

Third Quarter 2013 Results

  Revenue for the quarter totaled $742.3 million, an increase of 5% from $709.0 million in the third quarter of 2012.
  Excluding the impact of foreign currency, local currency sales increased 4%, led by 8% growth in the emerging markets.
  Operating profit for the quarter totaled $141.5 million, compared with $134.2 million in the prior year. Excluding restructuring and other charges and operational improvement costs in the current quarter1, adjusted operating profit increased 7% to $144.1 million, or 19.4% of sales, up from $134.2 million, or 18.9% of sales, in the prior year.
  Reported net income totaled $99.0 million, compared with $16.4 million in the third quarter of 2012. Excluding restructuring and other charges and operational improvement initiative costs from the current quarter, and a $72.4 million charge related to the Spanish tax settlement from the prior year’s results1, adjusted net income increased 14% to $100.8 million from $88.7 million in the prior year.
  Reported earnings per share totaled $1.20 compared with earnings per share of $0.20 in the third quarter of 2012. Excluding restructuring and other charges from the current quarter and the Spanish tax charge from the prior year quarter1, adjusted earnings per share increased 13% to $1.22 from $1.08 per share in the third quarter of 2012.

1 Please see the information and schedules at the end of this release for reconciliations of GAAP to non-GAAP financial metrics.

Management Commentary

“In the third quarter, IFF benefited from our balanced business mix and continued focus on executing our three-pillar growth strategy,” said Doug Tough, Chairman and CEO of IFF. “We are pleased with our growth momentum on both the top and bottom lines, especially in light of a more challenging comparison to the third quarter of last year. This is the sixth consecutive quarter that our gross profit margin, adjusted operating profit margin and adjusted net income as a percent of sales have all increased versus the year-ago period.”

Mr. Tough continued, “Our consolidated local currency sales growth of 4% was led by 8% growth in the emerging markets, which continue to grow at two to three times the rate of the developed markets with strong performance across both of our business units. We are also beginning to see greater stability in our Fragrance Ingredients business. Our broad and diverse portfolio of end-use product categories combined with our diverse regional footprint continues to be a source of strength for us.

“IFF’s gross margin progression this quarter reflects a continued focus on strategic initiatives, as well as a more benign raw material cost environment. As previously communicated, we continue to reinvest in our Research & Development platforms to support future growth, and to ensure a strong innovation pipeline for the near, mid and longer-term. We believe these investments will enable us to better serve our customers and provide them with new and innovative ways to drive consumer engagement.”

Mr. Tough concluded, “Looking forward, we expect to see moderate growth in the fourth quarter, given the strong growth achieved in the prior year period. We continue to expect that the Company will deliver on its long-term growth targets for the full year 2013.”

Third Quarter 2013 Operating Highlights

  Local currency sales in the emerging markets accounted for 48% of total company sales in the quarter and delivered growth of 8%.
  Gross profit, as a percent of sales, was 43.8% compared with 42.5% in the prior year. Gross profit for the quarter includes both operational improvement costs related to a plant closing in Europe and a partial plant closing in Asia, and accelerated depreciation related to the closing of our Fragrance Ingredients plant in Augusta. Excluding these charges, adjusted gross profit was 44.2%, compared with 42.5% in the prior year. The 170 basis point gross margin improvement was due to the net impact of pricing and moderating raw material costs, ongoing cost reduction efforts in Fragrances, and volume and mix gains related to new business wins.
  Research, selling and administrative (RSA) expenses, as a percent of sales, increased 120 basis points to 24.8% compared with 23.6% in the third quarter of 2012. The RSA increase this quarter reflects higher incentive compensation costs as well as R&D costs associated with our biotechnology program for Fragrances and continued investments in technology. Excluding incentive compensation, adjusted RSA as a percentage of sales would have been constant.
  Adjusted operating profit increased 7% or $9.9 million to $144.1 million from $134.2 million in the prior year quarter. The improvement in the adjusted operating profit was due to solid sales growth combined with gross margin expansion, offset in part by higher incentive compensation accruals and R&D investments.
  The effective tax rate (ETR) for the quarter was 26.1% compared with 86.6% in the prior year quarter. Excluding the tax impact on restructuring and operational improvements costs in the current quarter, and the Spanish tax charge in the prior year quarter, the adjusted effective tax rate for the quarter was 26.2% compared with an adjusted effective tax rate of 27.2% in the prior year period. The 100 basis point reduction in the adjusted effective tax rate was primarily driven by the benefit associated with the restoration of the U.S. R&D tax credit combined with a more favorable mix of earnings, partially offset by the reduction of deferred tax assets associated with a U.K. rate change.

Fragrances Business Unit

  Net sales increased 7% to $392.9 million, compared with $368.3 million in the third quarter of 2012. Excluding the impact of foreign currency, local currency sales increased 5%.
  Fragrance Compounds achieved local currency sales growth of 7% in the third quarter led by double-digit growth in the emerging markets. The emerging markets accounted for 50% of Fragrance Compounds’ sales this quarter.
  Fragrance Ingredients’ local currency sales growth was flat, year-over-year, and is showing signs of stabilization. The majority of product families experienced volume growth this quarter.
  Within Fragrance Compounds, our Fine & Beauty Care category had local currency sales growth of 5% led by double-digit growth in EAME, Latin America and Greater Asia. Functional Fragrances had local currency sales growth of 8%, led by double-digit growth in Greater Asia and Latin America. This marks the 21st consecutive quarter of growth in Functional Fragrances, due to a high level of new wins with both global and regional customers.
  Gross margins in our Fragrances business unit increased over the prior year quarter, primarily due to moderating raw material costs, a strong level of new wins combined with an improved business mix, and ongoing cost reduction efforts.
  Fragrances segment profit increased $16 million, or 24%, to $81.3 million in the third quarter of 2013, up from $65.3 million in the prior year quarter. The segment profit margin increased 300 basis points to 20.7%, up from 17.7%. The segment profit improvement was the result of solid sales growth combined with gross margin expansion and ongoing productivity initiatives.

Flavors Business Unit

  Reported net sales increased 3% to $349.4 million, compared with $340.7 million in the prior year quarter. Excluding the impact of foreign currency, local currency sales also increased 3%, marking the 31st quarter of consecutive local currency sales growth for Flavors.
  Flavors delivered growth in every region, led by high single-digit growth in Latin America and low single-digit growth in Greater Asia, EAME and North America.
  On an end-use category basis, sales growth was led by high single-digit growth in Beverage and mid-single digit growth in Savory and Sweet, partially offset by a decline in Dairy.
  Gross margins in the Flavors business increased over the prior year quarter primarily as a result of the net impact of moderating raw material costs and pricing.
  Flavors segment profit increased $5 million, or 7%, to $81.1 million in the third quarter of 2013, compared to $76.1 million the prior year quarter. The segment profit margin increased 80 basis points to 23.2%, up from 22.4% in the prior year.

Audio Webcast

A live webcast to discuss the Company's third quarter financial results and full year outlook will be held today, November 5, 2013, at 10:00 a.m. ET. Investors may access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a recorded version of the webcast will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

About IFF

International Flavors & Fragrances Inc. (NYSE:IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 5,800 employees working in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations concerning (i) growth in the fourth quarter of 2013; (ii) the impact of R&D investments on future growth and innovation; and (iii) its ability to execute on its long-term strategic plan and reach its long-term growth targets in 2013. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 26, 2013. The Company wishes to caution readers that certain important factors may affect and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) the economic climate for the Company’s industry and demand for the Company’s products; (2) the ability of the Company to successfully implement its restructuring initiative and achieve the estimated savings; (3) fluctuations in the price, quality and availability of raw materials; (4) decline in consumer confidence and spending; (5) changes in consumer preferences; (6) the Company’s ability to predict the short and long-term effects of global economic conditions; (7) movements in interest rates; (8) the effects of any unanticipated costs and construction or start-up delays in the expansion of any of the Company’s facilities; (9) the Company’s ability to implement its business strategy and ongoing profit and operational improvement initiatives, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets; (10) the Company’s ability to successfully develop new and competitive products and enter and expand its sales in new and other emerging markets; (11) the impact of currency fluctuations or devaluations in the Company’s principal foreign markets; (12) any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; (13) uncertainties regarding the outcome of, or funding requirements, related to litigation or settlement of pending litigation, uncertain tax positions or other contingencies; (14) the impact of possible pension funding obligations and increased pension expense, particularly as a result of changes in asset returns or discount rates, on the Company’s cash flow and results of operations; (15) the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments; (16) adverse changes in federal, state, local and foreign tax legislation or adverse results of tax audits, assessments, or disputes; (17) the direct and indirect costs and other financial impact that may result from any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters or the responses to or repercussion from any of these or similar events or conditions; (18) the Company’s ability to quickly and effectively implement its disaster recovery and crisis management plans; and (19) adverse changes due to accounting rules or regulations. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2013	2012	% Change	2013	2012	% Change

Net sales	$742,256	$708,955	5%	$2,227,727	$2,140,888	4%
Cost of goods sold	416,852	407,431	2%	1,256,977	1,252,422	0%
Gross margin	325,404	301,524	8%	970,750	888,466	9%
Research and development	65,654	57,658	14%	189,428	171,467	10%
Selling and administrative	118,221	109,691	8%	357,687	327,942	9%
Restructuring and other charges	—	—		2,105	1,668
Interest expense	11,625	9,907		35,637	31,330
Other (income) expense, net	(4,080)	2,424		(16,359)	1,333
Pretax income	133,984	121,844	10%	402,252	354,726	13%
Income taxes	34,938	105,481	(67)%	110,187	168,710	(35)%
Net income	$99,046	$16,363	505%	$292,065	$186,016	57%

Earnings per share - basic	$1.21	$0.20		$3.57	$2.28
Earnings per share - diluted	$1.20	$0.20		$3.54	$2.26

Average shares outstanding
Basic	81,437	81,246		81,349	81,241
Diluted	82,043	81,898		81,959	81,984

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	September 30,	December 31,
	2013	2012
Cash & cash equivalents	$343,149	$324,422
Receivables	553,884	499,443
Inventories	520,707	540,658
Other current assets	216,127	208,164
Total current assets	1,633,867	1,572,687

Property, plant and equipment, net	656,662	654,641
Goodwill and other intangibles, net	697,716	702,270
Other assets	336,266	316,594
Total assets	$3,324,511	$3,246,192

Bank borrowings and overdrafts, and
current portion of long-term debt	$144	$150,071
Other current liabilities	509,432	479,807
Total current liabilities	509,576	629,878

Long-term debt	933,464	881,104
Non-current liabilities	441,941	482,655

Shareholders' equity	1,439,530	1,252,555
Total liabilities and shareholders' equity	$3,324,511	$3,246,192

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:

Net income	$292,065	$186,016
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	61,084	56,332
Deferred income taxes	(5,167)	(13,830)
Gain on disposal of assets	(18,859)	(2,243)
Stock-based compensation	18,919	15,363
Pension settlement/curtailment	—	874
Spanish tax charge	—	72,362
Payments pursuant to Spanish tax settlement	—	(105,503)
Changes in assets and liabilities
Current receivables	(72,051)	(66,364)
Inventories	10,679	(3,751)
Accounts payable	(11,581)	(33,652)
Accruals for incentive compensation	(1,298)	14,927
Other current payables and accrued expenses	27,416	29,095
Changes in other assets/liabilities	(43,891)	(12,048)
Net cash provided by operating activities	257,316	137,578

Cash flows from investing activities:

Additions to property, plant and equipment	(86,448)	(84,176)
Purchase of life insurance contracts	—	(1,127)
Proceeds from termination of life insurance contracts	793	5,327
Maturity of net investment hedges	626	1,960
Proceeds from disposal of assets	16,782	223
Net cash used in investing activities	(68,247)	(77,793)

Cash flows from financing activities:
Cash dividends paid to shareholders	(55,525)	(75,458)
Net change in revolving credit facility borrowings and overdrafts	(282,915)	8,376
Deferred financing costs	(2,800)	—
Repayments of long-term debt	(100,000)	—
Proceeds from long-term debt	297,786	—
Proceeds from issuance of stock under stock plans	3,613	7,664
Excess tax benefits on stock-based payments	5,583	6,920
Purchase of treasury stock	(31,923)	—
Net cash used in financing activities	(166,181)	(52,498)
Effect of exchange rates changes on cash and cash equivalents	(4,161)	1,615
Net change in cash and cash equivalents	18,727	8,902
Cash and cash equivalents at beginning of year	324,422	88,279
Cash and cash equivalents at end of period	$343,149	$97,181

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net Sales
Flavors	$349,385	$340,674	$1,079,786	$1,051,932
Fragrances	392,871	368,281	1,147,941	1,088,956
Consolidated	742,256	708,955	2,227,727	2,140,888

Segment Profit
Flavors	81,101	76,145	254,055	236,458
Fragrances	81,309	65,331	221,577	185,049
Global Expenses	(18,313)	(7,301)	(47,236)	(32,450)
Restructuring and other charges, net	—	—	(2,105)	(1,668)
Operational improvement initiative costs	(2,568)	—	(4,761)	—
Operating profit	141,529	134,175	421,530	387,389

Interest Expense	(11,625)	(9,907)	(35,637)	(31,330)
Other income (expense), net	4,080	(2,424)	16,359	(1,333)
Income before taxes	$133,984	$121,844	$402,252	$354,726

Operating Margin
Flavors	23.2%	22.4%	23.5%	22.5%
Fragrances	20.7%	17.7%	19.3%	17.0%
Consolidated	19.1%	18.9%	18.9%	18.1%

International Flavors & Fragrances Inc. Sales Performance by Region and Category (Unaudited)
		Third Quarter 2013 vs. 2012
		Percentage Change in Sales by Region of Destination
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-10%	7%	-2%	-2%	1%	0%

EAME	Reported	16%	4%	-1%	8%	5%	7%
	Local Currency	10%	0%	-5%	3%	3%	3%

Latin America	Reported	7%	10%	-8%	7%	4%	6%
	Local Currency	10%	12%	-9%	9%	7%	8%

Greater Asia	Reported	9%	16%	25%	15%	1%	6%
	Local Currency	10%	16%	31%	16%	4%	8%

Total	Reported	6%	9%	1%	7%	2%	5%
	Local Currency	5%	8%	0%	5%	3%	4%

		2013 vs. 2012
		Percentage Change in Sales by Region of Destination
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-2%	1%	-4%	-1%	-1%	-1%

EAME	Reported	8%	6%	-5%	4%	5%	4%
	Local Currency	6%	4%	-6%	3%	5%	3%

Latin America	Reported	12%	12%	-7%	10%	2%	7%
	Local Currency	16%	13%	-7%	13%	4%	10%

Greater Asia	Reported	9%	14%	0%	10%	4%	6%
	Local Currency	9%	14%	5%	12%	6%	8%

Total	Reported	7%	8%	-4%	5%	3%	4%
	Local Currency	7%	8%	-4%	5%	4%	5%

Note: Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2013 period.

International Flavors & Fragrances Inc. Reconciliation of Like-for-Like Sales Growth (Unaudited)

% Change in Sales for the Nine Months Ended September 30, 2013

	Reported Sales Growth	Local Currency Sales Growth (1)	Exit of Low-Margin Sales Activities	Like-for-Like Sales Growth (2)
Total Company	4%	5%	1%	6%

Flavors:
North America	-1%	-1%	7%	6%
EAME	5%	5%	0%	5%
Latin America	2%	4%	4%	8%
Greater Asia	4%	6%	0%	6%
Total Flavors	3%	4%	2%	6%

(1) Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2013 period.

(2) Like-for-like is a non-GAAP metric that excludes the impact of exiting low-margin sales activities and foreign exchange.

*Note: The exit of low-margin sales activities was substantially completed as of the second quarter.

International Flavors & Fragrances Inc. Reconciliation of Income (Amounts in thousands) (Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

		Third Quarter 2013
		Items Impacting Comparability

		Reported (GAAP)	Restructuring and Other Charges		Operational Improvement Initiative Costs		Adjusted (Non-GAAP)

Net Sales		742,256
Cost of Goods Sold		416,852	(2,167)	(a)	(401)	(b)
Gross Profit		325,404	2,167		401		327,972
Research and Development		65,654
Selling and Administrative		118,221
RSA Expense		183,875
Restructuring and other charges, net		—
Operating Profit		141,529	2,167		401		144,097
Interest Expense		11,625
Other (Income) expense, net		(4,080)
Income before taxes		133,984	2,167		401		136,552
Taxes on Income		34,938	758		97		35,793
Net Income		99,046	1,409		304		100,759

Earnings per share - diluted		$1.20	$0.02		$0.00		$1.22

	(a)	Costs related to the Fragrance Ingredients Rationalization
	(b)	Related to plant closing in Europe and partial closing in Asia
		Third Quarter 2012
		Items Impacting Comparability

		Reported (GAAP)	Spanish Tax Charge		Adjusted (Non-GAAP)

Net Sales		708,955
Cost of Goods Sold		407,431
Gross Profit		301,524
Research and Development		57,658
Selling and Administrative		109,691
RSA Expense		167,349
Restructuring and other charges, net		—
Operating Profit		134,175
Interest Expense		9,907
Other (Income) expense, net		2,424
Income before taxes		121,844
Taxes on Income		105,481	(72,362)	(a)	33,119
Net Income		16,363	72,362		88,725

Earnings per share - diluted		$ 0.20	$ 0.88		$ 1.08

	(a)	Pursuant to the Spanish tax settlement; includes a $0.71 per share charge to net income covering the fiscal years 2004-2010 and a $0.17 per share accrual for uncertain tax positions for years not settled.

International Flavors & Fragrances Inc. Reconciliation of Income (Amounts in thousands) (Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP

		Third Quarter Year-to-Date 2013
		Items Impacting Comparability

		Reported (GAAP)	Restructuring and Other Charges		Operational Improvement Initiative Costs		Spanish Tax Charge		Gain on Asset Sale		Adjusted (Non-GAAP)

Net Sales		2,227,727
Cost of Goods Sold		1,256,977	(3,000)	(a)	(1,761)	(b)
Gross Profit		970,750	3,000		1,761
Research and Development		189,428
Selling and Administrative		357,687
RSA Expense		547,115
Restructuring and other charges, net		2,105	(2,105)	(a)
Operating Profit		421,530	5,105		1,761						428,396
Interest Expense		35,637
Other (Income) expense, net		(16,359)							16,093	(d)	(266)
Income before taxes		402,252	5,105		1,761				(16,093)		393,025
Taxes on Income		110,187	1,787		412		(6,230)	(c)	(5,633)		100,523
Net Income		292,065	3,318		1,349		6,230		(10,460)		292,502

Earnings per share - diluted		$3.54	$0.04		$0.02		$0.08		$(0.13)		$3.55

	(a)	Costs related to the Fragrance Ingredients Rationalization
	(b)	Related to plant closings in Europe and partial closing in Asia
	(c)	Spanish tax charge related to the 2002-2003 ruling
	(d)	Represents a gain on sale of a non-operating asset
	Third Quarter Year-to-Date 2012
	Items Impacting Comparability

	Reported (GAAP)	Restructuring and Other Charges		Spanish Tax Charge		Adjusted (Non-GAAP)

Net Sales	2,140,888
Cost of Goods Sold	1,252,422
Gross Profit	888,466
Research and Development	171,467
Selling and Administrative	327,942
RSA Expense	499,409
Restructuring and other charges, net	1,668	(1,668)	(a)
Operating Profit	387,389	1,668				389,057
Interest Expense	31,330
Other (Income) expense, net	1,333					1,333
Income before taxes	354,726	1,668				356,394
Taxes on Income	168,710	621		(72,362)	(b)	96,969
Net Income	186,016	1,047		72,362		259,425

Earnings per share - diluted	$ 2.26	$ 0.01		$ 0.88		$ 3.15

(a)		Related to restructuring program announced in Q1 2012
(b)		Pursuant to the Spanish tax settlement; includes a $0.71 per share charge to net income covering the fiscal years 2004-2010, and a $0.17 per share accrual for uncertain tax positions for years not settled.

CONTACT:
Investor Relations:
International Flavors & Fragrances Inc.
Shelley Young, 212-708-7271
Director, Investor Relations